Registration No. 33-64071
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------

                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-8

                             REGISTRATION STATEMENT


                                      UNDER


                           THE SECURITIES ACT OF 1933


                                   ----------

                              FORTUNE BRANDS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

             Delaware                                  13-3295276
 (State or Other Jurisdiction of                   (I.R.S. Employer
  Incorporation or Organization)                  Identification No.)

         1700 East Putnam Avenue, Old Greenwich, Connecticut 06870-0811
               (Address of Principal Executive Offices) (Zip Code)
                                   ----------

                          Defined Contribution Plan of
                              Fortune Brands, Inc.
                      and Participating Operating Companies

                            (Full Title of the Plan)
                                   ----------

         LOUIS F. FERNOUS, JR.,                          Copy to:
      Vice President and Secretary                  EDWARD P. SMITH, ESQ.
          FORTUNE BRANDS, INC.                      CHADBOURNE & PARKE LLP
        1700 East Putnam Avenue                      30 Rockefeller Plaza
     Old Greenwich, CT 06870-0811                  New York, New York 10112
(Name and Address of Agent for Service)

   Telephone number, including area code, of agent for service: (203) 698-5000

                                   ----------

       Adding Form S-3 Prospectus, Adding Exhibits and Furnishing Consents

================================================================================

                                EXPLANATORY NOTE

         The Prospectus, prepared in accordance with the requirements of Form S-8 and related to this Post-Effective Amendment No. 1 to the Registration Statement (Registration No. 33-64071) ("Post-Effective Amendment No. 1"), will be used in connection with the offer and sale of shares of Common Stock of the Registrant to its employees pursuant to the Plan. This Post-Effective Amendment No. 1 includes a Prospectus, prepared in accordance with the requirements of Form S-3 (the "Reoffer Prospectus"), which may be used for the offer and sale by certain officers and directors of the Registrant who may be deemed "affiliates" of the Registrant, as that term is defined in Rule 405 under the Securities Act of 1933, as amended, of securities registered hereunder. The Reoffer Prospectus is also being filed as part of the Form S-8 Registration Statement (Registration No. 333-51173 ) for the Non-Employee Director Stock Option Plan of Fortune Brands, Inc. and as part of Post-Effective Amendment No. 1 to the Registration Statement (Registration No. 33-58865) for the Fortune Brands Inc. 1990 Long-Term Incentive Plan.

         The Registrant changed its name from American Brands, Inc. to Fortune Brands, Inc. on May 30, 1997.

PROSPECTUS
----------
                              Fortune Brands, Inc.
                              --------------------

                                  Common Stock

                              --------------------
                  This Prospectus relates to offers and sales by certain officers and directors (the "Selling Stockholders") of Fortune Brands, Inc., a Delaware corporation (the "Company"), who may be deemed to be "affiliates" of the Company, as defined in Rule 405 under the Securities Act of 1933, as amended, of shares of Common Stock of the Company that have been or may be acquired by such persons upon exercise of nonqualified stock options granted pursuant to the Non-Employee Director Stock Option Plan (the "Director Plan"), or upon the exercise of incentive stock options or nonqualified stock options granted pursuant to the 1990 Long-Term Incentive Plan, as amended (the "1990 Plan"), the 1986 Stock Option Plan, as amended (the "1986 Plan"), or the 1981 Stock Option Plan, as amended (the "1981 Plan"), of the Company (collectively, the "Employee Plans"), or upon exercise of stock appreciation rights granted under the Employee Plans in respect of options, or pursuant to performance awards or restricted stock or other stock-based awards, or dividend equivalents earned thereon, under the 1990 Plan, or that have been or may be acquired by or for the account of such persons pursuant to the Defined Contribution Plan of Fortune Brands, Inc. and Participating Operating Companies (the "Defined Contribution Plan") as a result of employee or employer contributions under such plan. See "SELLING STOCKHOLDERS". The shares that may be so acquired by such persons pursuant to the Director Plan and the Employee Plans are herein referred to as the "Award Shares" and the shares that have been or may be so acquired by such persons pursuant to the Defined Contribution Plan are herein referred to as the "DCP Shares".

                  The accompanying Annual Supplement to this Prospectus sets forth the number of Award Shares and DCP Shares covered by this Prospectus.

                  Shares covered by this Prospectus may be offered and sold from time to time by or on behalf of the Selling Stockholders through brokers on the New York Stock Exchange or otherwise at the prices prevailing at the time of such sales. No specified brokers or dealers have been designated by the Selling Stockholders and no agreement has been entered into in respect of brokerage commissions or for the exclusive or coordinated sale of any securities which may be offered pursuant to this Prospectus. The net proceeds to the Selling Stockholders will be the proceeds received by them upon such sales, less brokerage commissions, if any. The Company will pay all expenses of preparing and reproducing this Prospectus, but will not receive any of the proceeds from sales by any of the Selling Stockholders.

                                 ---------------
            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                   EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                  OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

                  The date of this Prospectus is April 28, 1998

                  No person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer contained herein and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer of any securities other than the Common Stock that may be offered hereby or an offer of the Common Stock to any person in any jurisdiction where such offer would be unlawful. The delivery of the Prospectus or any sale made through its use at any time does not imply that the information herein is correct as of any time subsequent to its date.

                              AVAILABLE INFORMATION

                  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York, 10048 and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a World Wide Web Site that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission (http://www.sec.gov).

                  The Company's Common Stock is listed on the New York Stock Exchange and reports, proxy statements and other information concerning the Company can be inspected and copied at the library of the New York Stock Exchange at 20 Broad Street, New York, New York, 10005. The Company will furnish, without charge, to any person to whom this Prospectus is delivered, upon such person's written or oral request, a copy of any and all of the information that has been incorporated by reference in the Registration Statement of which this Prospectus is a part (not including exhibits to such information unless such exhibits are specifically incorporated by reference into such information). Any such request should by directed to the Secretary of the Company at its principal executive offices, 1700 East Putnam Avenue, Old Greenwich, Connecticut 06870 (telephone number (203) 698-5000).

                                   THE COMPANY

                  The Company is a holding company with subsidiaries engaged in the manufacture and sale of home products, office products, golf products and distilled spirits.

                  The Company's principal executive offices are located at 1700 East Putnam Avenue, Old Greenwich, Connecticut 06870-0811 and its telephone number is (203) 698-5000.

                               RECENT DEVELOPMENTS

                  In recent years, the Company has been engaged in a strategy of seeking to enhance the operations of its principal operating companies. Pursuant to this strategy, in 1997 the Company completed five acquisitions of office products, golf clubs and home products businesses for an aggregate cost of $92 million, including fees and expenses. In 1996, the Company acquired Cobra Golf Incorporated, a leading manufacturer of golf clubs, for an aggregate cost of $712 million in cash, including fees and expenses. In February 1998, the Company's office products subsidiary completed the acquisition of the Apollo Presentation Products group of companies, marketers of office and conference presentation products, for $65 million.

                  The Company has also disposed of subsidiaries having significant revenues but engaged in businesses considered by the Company to be nonstrategic to its long-term operations. For example, in 1994, the Company sold The American Tobacco Company, a subsidiary engaged in the domestic tobacco business, to Brown & Williamson Tobacco Corporation (a subsidiary of B.A.T Industries p.l.c.) for $1 billion. In 1995, the Company sold American Franklin Company, whose subsidiaries were engaged in the life insurance business, to American General Corporation for $1.17 billion. Most recently, on May 30, 1997, the Company completed the spin-off of Gallaher Group Plc ("Gallaher Group") to the Company's stockholders. Subsidiaries of Gallaher Group compete in the international tobacco business.

                  In addition, a number of other nonstrategic businesses and product lines have been sold. In 1997, one of the Company's office products subsidiaries sold Sax Arts & Crafts, a marketer to schools of arts and crafts supplies, and in 1998, a home products subsidiary sold assets relating to the manufacture of door locks and related hardware. In 1995, U.K.-based Forbuoys (retail distribution) and Prestige (housewares) were sold, both of which were subsidiaries in the Gallaher Group.

                  The Company continues to pursue the above strategy and in furtherance thereof explores other possible acquisitions in fields related to its principal operating companies. The Company also cannot exclude the possibility of acquisitions in other fields or further dispositions. Although no assurance can be given as to whether or when any acquisitions or dispositions will be consummated, if agreement with respect to any acquisitions were to be reached, the Company might finance such acquisitions by issuance of additional debt or equity securities. The additional debt from any acquisitions, if consummated, would increase the Company's debt-to-equity ratio and such debt or equity securities might, at least in the near term, have a dilutive effect on earnings per share. The Company also continues to consider other corporate strategies intended to enhance stockholder value. It cannot be predicted whether or when any such strategies might be implemented or what the financial effect thereof might be upon the Company's debt or equity securities.

                              SELLING STOCKHOLDERS

                  See the Annual Supplement for current information regarding the Selling Stockholders, the shares of Common Stock of the Company beneficially owned by them, the Award Shares and DCP Shares offered by them hereby and the shares of Common Stock of the

Company to be beneficially owned by them after completion of the offering. The address of each of the Selling Stockholders is Fortune Brands, Inc., 1700 East Putnam Avenue, Old Greenwich, Connecticut 06870.

                       DOCUMENTS INCORPORATED BY REFERENCE

                  For further information concerning the Company and its subsidiaries see the Company's Annual Report on Form 10-K, its Proxy Statement for the Annual Meeting of Stockholders and any other reports filed with the Commission and described in the Annual Supplement. All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated herein by reference and be a part hereof from the date of filing of such reports and documents. For a description of the Common Stock of the Company, see "DESCRIPTION OF CAPITAL STOCK" on pages 17-20 of the Proxy Statement and Prospectus constituting a part of the Company's Registration Statement on Form S-4 (Registration No. 33-635) incorporated by reference in the Company's Application for Registration on Form 8-B dated January 27, 1986, including the amendments to such description set forth in the Company's Current Reports on Form 8-K dated June 19, 1986 and September 4, 1986, its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1990 and its Current Report on Form 8-K dated September 27, 1990. For a description of the Company's Preferred Share Purchase Rights, see the Company's Application for Registration of Securities on Form 8-A dated December 22, 1997. Each of the documents listed in this paragraph is on file with the Commission and incorporated herein by reference and made a part hereof. Registrant's Current Reports on Form 8-K and Quarterly Report on Form 10-Q referred to in this paragraph are maintained in Securities and Exchange Commission File No. 1-9076.

                  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus or such Registration Statement.

                                     EXPERTS

                  The consolidated financial statements and financial statement schedule included or incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, incorporated herein by reference, have been incorporated herein by reference in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given upon the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

                  The Prospectus does not contain all the information set forth in the Registration Statement, or amendments thereto, certain portions of which have been omitted pursuant to the

Commission's rules and regulations. The information so omitted may be obtained from the Commission's principal office in Washington, D.C., upon payment of the fees prescribed by the Commission.

                  The Delaware General Corporation Law and the By-laws of the Company provide for indemnification of the Company's officers and directors, who are also covered by certain insurance policies maintained by the Company. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

                                 1998 SUPPLEMENT

                          To Prospectus for Offers and

                            Sales of Common Stock of

                              Fortune Brands, Inc.

                         By Certain Selling Stockholders


      This Supplement dated April 28, 1998 to the Prospectus dated April 28, 1998 relating to offers and sales of Award Shares and DCP Shares by certain Selling Stockholders of Fortune Brands, Inc. contains certain current information that may change from year to year. The Supplement will be updated annually and will be delivered to each Selling Stockholder. Each current Annual Supplement should be kept with the Prospectus in the Selling Stockholder's important papers. Selling Stockholders who received the April 28, 1998 Prospectus will not be sent additional copies of the Prospectus in subsequent years unless the information in the Prospectus is required to be amended or unless a Selling Stockholder requests an additional copy by writing to the Secretary, Fortune Brands, Inc., 1700 East Putnam Avenue, Old Greenwich, Connecticut 06870. Capitalized terms used in this Supplement have the meanings set forth in the Prospectus.

      1. Date.  The date of this Supplement is April 28, 1998.

      2. Information Regarding Selling Stockholders and Award Shares and DCP Shares Covered by the Prospectus. The Prospectus covers 3,877,600 Award Shares that have been or may be acquired upon exercise of incentive stock options or nonqualified stock options granted pursuant to the Employee Plans and the Director Plan, or upon exercise of stock appreciation rights granted under the Employee Plans in respect of options, or pursuant to performance awards, awards of restricted stock or other stock-based awards, and dividend equivalents earned thereon, under the 1990 Plan, and held by the Selling Stockholders as of February 12, 1998 and 50,414 DCP Shares that have been or may be acquired pursuant to the Defined Contribution Plan, and held on December 31, 1997 by the Trustee of the Defined Contribution Plan.

      There are set forth in the following table opposite the name of each of the Selling Stockholders (1) under the heading "Shares of Common Stock beneficially owned", the shares of Common Stock of the Company beneficially owned by the Selling Stockholder on February 12, 1998 (except, as stated in Note
(c) below, beneficial ownership is disclaimed as to certain shares), including shares of Common Stock (if any) of which the Selling Stockholder had the right on such date to acquire beneficial ownership pursuant to the exercise on or before April 13, 1998 of options granted by the Company, plus the number (if any) of shares of Common Stock held on December 31, 1997 by the Trustee of the Defined Contribution Plan that is equivalent as of that date to the Selling Stockholder's undivided proportionate beneficial interest in all such shares;
(2) under the heading "DCP Shares", the number (if any) of shares of Common Stock held on December 31, 1997 by the Trustee of the Defined Contribution Plan that is equivalent as of that date to the Selling Stockholder's undivided proportionate beneficial interest in all such shares and offered by the Prospectus; (3) under the heading "Award Shares acquired or which may be acquired and offered", the shares of Common Stock which have been acquired pursuant to performance awards, awards of restricted stock or other stock-based awards, and dividend equivalents earned thereon, if any, or upon the exercise of options and stock appreciation rights, or may be acquired by the Selling Stockholder pursuant to performance awards or other stock-based awards, and dividend equivalents earned thereon, if any, or upon the exercise of options and stock appreciation rights outstanding as of February 12, 1998 and offered by the Prospectus; and (4) under the heading "Shares of Common Stock to be owned after completion of the offering", the shares of Common Stock to be beneficially owned by the Selling Stockholder after completion of the offering, based on the number of shares owned on February 12, 1998. The information as to security holdings is based on information received by the Company from the Selling Stockholders, from the Compensation and Stock Option Committee, the Nominating and Corporate Governance Committee and the Corporate Employee Benefits Committee of the Company, and from the Trustee of the Defined Contribution Plan, and has been adjusted to reflect (i) the spin-off of Gallaher Group Plc, effective May 30, 1997 and (ii) two-for-one stock splits in the form of 100% stock dividends, at a rate of one additional share of Common Stock for each share of Common Stock issued, effective September 10, 1986 and October 9, 1990, respectively. Shares of Common Stock have attached thereto certain preferred stock purchase rights distributed by the Company as a dividend on December 24, 1997.

                                                                                          (3)           (4)
                                                                                         Award       Shares of
                                                                                         Shares       Common
                                                                (1)                   acquired or      Stock
                                                             Shares of                   which         to be
                                                              Common                     may be        owned
                                    Present principal          Stock         (2)        acquired       after
                                       positions or         beneficially     DCP          and       completion
                                     offices with the          owned       Shares       offered     of offering
     Selling Stockholder          Company or affiliates      (a)(b)(c)       (a)         (b)(d)         (c)

-----------------------------   -------------------------   ------------  ---------   -----------  -------------
Eugene R. Anderson.........     Director                        10,082            0        3,217        10,082
Patricia O. Ewers..........     Director                         1,782            0        3,217         1,782
Thomas C. Hays.............     Director; Chairman of          979,170        9,875    1,160,880        30,710
                                  the Board and Chief
                                  Executive Officer
John W. Johnstone, Jr. ....     Director                         2,482            0        3,217         2,482
Wendell J. Kelley..........     Director                         4,082            0            0         4,082
Sidney Kirschner...........     Director                         2,382            0            0         2,382
Gordon R. Lohman...........     Director                         1,500            0        3,217         1,500
John T. Ludes..............     Director; President and        557,711        3,576      654,342        16,267
                                  Chief Operating
                                  Officer
Charles H. Pistor, Jr......     Director                         4,482            0            0         4,482
Anne M. Tatlock............     Director                         2,000            0        3,217         2,000
John W. Thompson...........     Director                         1,305            0        3,217         1,305
Peter M. Wilson............     Director                         2,140            0            0         2,140



                                                                                          (3)           (4)
                                                                                         Award       Shares of
                                                                                         Shares       Common
                                                                (1)                   acquired or      Stock
                                                             Shares of                   which         to be
                                                              Common                     may be        owned
                                    Present principal          Stock         (2)        acquired       after
                                       positions or         beneficially     DCP          and       completion
                                     offices with the          owned       Shares       offered     of offering
     Selling Stockholder          Company or affiliates      (a)(b)(c)       (a)         (b)(d)         (c)

-----------------------------   -------------------------   ------------  ---------   -----------  -------------
Dudley L. Bauerlein, Jr....     Senior Vice President          246,535       14,408      276,439        14,408
                                  and Chief Financial
                                  Officer
Louis F. Fernous, Jr.......     Vice President and             132,654            0      145,058        10,800
                                  Secretary
Mark Hausberg..............     Vice President and              63,042          872       83,492         1,272
                                  Treasurer
Gilbert L. Klemann, II.....     Executive Vice                 319,555        2,827      388,762         2,829
                                  President - Strategic
                                  and Legal Affairs
Anne C. Linsdau............     Vice President -                     0            0       14,000             0
                                  Human Resources
Charles H. McGill..........     Senior Vice President -         84,738          595      125,557           595
                                  Corporate Development
Steven C. Mendenhall.......     Senior Vice President          181,825        4,735      224,968         4,735
                                  Chief Administrative
                                  Officer
Craig P. Omtvedt...........     Senior Vice President           88,214        1,822      125,153         1,822
                                  and Chief Accounting
                                  Officer
Mark A. Roche..............     Vice President and             141,481        4,597      174,434         4,597
                                  General Counsel
Robert J. Rukeyser.........     Senior Vice President -        437,546        7,107      485,213         7,507
                                  Corporate Affairs



----------

      * Positions are those with the Company, unless otherwise indicated. Each of the Selling Stockholders has been a director or officer of the Company or a subsidiary of the Company for the past three years, except for Mr. Omtvedt, who was Vice President - Deputy Controller and Chief Internal Auditor of the Company from January 1, 1996 through December 31, 1996, was Vice President and Chief Accounting Officer from January 1, 1997 through December 31, 1997 and has been Senior Vice President and Chief Accounting Officer since January 1, 1998; and Mr. Roche, who was Vice President and Associate General Counsel of the Company from January 1, 1996 through December 31, 1997 and has been Vice President and General Counsel since January 1, 1998.

      (a) The numbers of shares attributable to Company contributions under the Defined Contribution Plan included in the numbers shown in Columns (1) and (2) are as follows: Dudley L. Bauerlein, Jr., 12,502; Mark Hausberg, 872; Thomas C. Hays, 2,672; Gilbert L. Klemann, II, 2,272; John T. Ludes, 3,089; Charles H. McGill, 404; Steven C. Mendenhall, 2,444; Craig P. Omtvedt, 993; Mark A. Roche, 3,170; Robert J. Rukeyser, 6,275. The number of shares attributable to employee contributions under such Plan included in the numbers shown in Columns (1) and
(2) are as follows: Dudley L. Bauerlein, Jr., 1,906; Thomas C. Hays, 7,203; Gilbert L. Klemann, II, 555; John T. Ludes, 487; Charles H. McGill, 191; Steven
C. Mendenhall, 2,291; Craig P. Omtvedt, 829; Mark A. Roche, 1,427; and Robert J. Rukeyser, 832.

      (b) The numbers of shares of which the Selling Stockholders had the right to acquire beneficial ownership pursuant to the exercise on or before April 13, 1998 of options granted by the Company included in the numbers shown in Columns
(1) and (3) are as follows: Dudley L. Bauerlein, Jr., 214,963; Louis F. Fernous, Jr., 109,402; Mark Hausberg, 60,170; Thomas C. Hays, 827,503; Gilbert L. Klemann, II, 307,058; John T. Ludes, 505,854; Charles H. McGill, 81,730; Steven
C. Mendenhall, 157,348; Craig P. Omtvedt, 86,392; Mark A. Roche, 135,234; and Robert J. Rukeyser, 393,614. Inclusion of such shares does not constitute an admission by any Selling Stockholder that he is the beneficial owner of such shares.

      (c) To the best of the Company's knowledge, each Selling Stockholder has sole voting and investment power with respect to shares shown after his name in Columns (1), (2) and (4) above, other than with respect to the shares listed in Note (b) above and except as follows: Mr. Hays shares voting and investment power as a co-trustee of various family trusts with respect to 5,107 shares and with respect to which he disclaims beneficial ownership and Mr. Hays has no voting or investment power with respect to 4,000 shares held in trust for the benefit of his wife and with respect to which he disclaims beneficial ownership; Mr. Ludes has no voting or investment power with respect to 12,691 shares held in trust for the benefit of his wife and with respect to which shares he disclaims beneficial ownership; Mr. Pistor shares voting and investment power with his wife with respect to 2,400 shares; Mr. Fernous has no voting and investment power with respect to 10,800 shares held by his wife and with respect to which he disclaims beneficial ownership; and Mr. Hausberg shares voting and investment power with his wife with respect to 400 shares. The Trustee of the Defined Contribution Plan has agreed to vote the shares it holds in the Trust in accordance with instructions received from members of the Plan and shares as to which instructions are not received are voted by the Trustee proportionally in the same manner as shares as to which it has received instructions.

      (d) The numbers of shares in Column (3) include shares covered by performance awards granted under the 1990 Plan if the maximum performance goals to which such awards relate are met for the performance periods 1996-1998, 1997-1999 and 1998-2000. The number of shares of Common Stock so covered are as follows: Dudley L. Bauerlein, Jr., 22,312; Louis F. Fernous, Jr., 11,204; Mark Hausberg, 10,422; Thomas C. Hays, 105,420; Gilbert L. Klemann, II, 33,836; Anne
C. Linsdau, 2,700; John T. Ludes, 56,398; Charles H. McGill, 20,414; Steven C. Mendenhall, 23,878; Craig P. Omtvedt, 16,761; Mark A. Roche, 17,550; and Robert
J. Rukeyser, 27,674. Inclusion of such shares does not constitute an admission by any Selling Stockholder that he is the beneficial owner of such shares.

      3. Market Price. The closing price per share of Common Stock of the Company on the New York Stock Exchange Composite Transactions on April 23, 1998 was $37.75.

      4. Documents Incorporated by Reference. For further information concerning the Company and its subsidiaries, see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, which incorporates by reference certain information, including the Company's Consolidated Financial Statements contained in the Company's 1997 Annual Report to Stockholders, and see also its Proxy Statement for the Annual Meeting of Stockholders to be held on April 28, 1998, and its Current Reports on Form 8-K dated January 12, January 23, February 10, February 20, March 2, March 4, April 1, and April 22, 1998. Each of the foregoing is on file with the Securities and Exchange Commission.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.  Indemnification of Directors and Officers.

         Section 145 of the General Corporation Law of Delaware provides in part as follows:

                 "(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

                 "(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                 "(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

                 "(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

                 "(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

                 "(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

                 "(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

                 "(h) For purposes of this section, references to 'the corporation' shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

                 "(i) For purposes of this section, references to 'other enterprises' shall include employee benefit plans; references to 'fines' shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to 'serving at the request of the corporation' shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner 'not opposed to the best interests of the corporation' as referred to in this section.

                 "(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                 "(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."


         Article XIII of Registrant's By-laws provides as follows:

         "Section 1. (A) Each person (an 'indemnitee') who was or is made or threatened to be made a party to or was or is involved (as a witness or otherwise) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a 'proceeding'), by reason of the fact that he or she or a person of whom he or she is the legal representative was or is a director, officer or employee of [Registrant] or was or is serving at the request of [Registrant] as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding was or is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by [Registrant] to the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits [Registrant] to provide broader indemnification rights than said law permitted [Registrant] to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees and retainers therefor, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended, and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section 3 of this
Article XIII with respect to proceedings seeking to enforce rights to indemnification, [Registrant] shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of [Registrant].

         (B) The right to indemnification conferred in this Article XIII is and shall be a contract right. The right to indemnification conferred in this
Article XIII shall include the right to be paid by [Registrant] the expenses (including attorneys' fees and retainers therefor) reasonably incurred in connection with any such proceeding in advance of its final disposition, such advances to be paid by [Registrant] within 20 days after the receipt by [Registrant] of a statement or statements from the indemnitee requesting such advance or advances from time to time; provided, however, that if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to [Registrant] of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article XIII or otherwise.

         "Section 2. (A) To obtain indemnification under this Article XIII, an indemnitee shall submit to [Registrant] a written request, including therein or therewith such documentation and information as is reasonably available to the indemnitee and is reasonably necessary to determine whether and to what extent the indemnitee is entitled to indemnification. Upon written request by an indemnitee for indemnification pursuant to the first sentence of this Section 2(A), a determination, if required by applicable law, with respect to the indemnitee's entitlement thereto shall be made as follows: (1) if requested by the indemnitee, by Independent Counsel (as hereinafter defined), or (2) if no request is made by the indemnitee for a determination by Independent Counsel,
(a) by the Board of Directors by a majority vote of a quorum consisting of Disinterested Directors (as hereinafter defined), or (b) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the indemnitee, or (c) by the stockholders of [Registrant]. In the event the determination of entitlement to indemnification is to be made by Independent Counsel at the request of the indemnitee, the Independent Counsel shall be selected by the indemnitee unless the indemnitee shall request that such selection be made by the Board of Directors, in which event the Independent Counsel shall be selected by the Board of Directors. If it is so determined that the indemnitee is entitled to indemnification, payment to the indemnitee shall be made within 10 days after such determination.

         (B) In making a determination with respect to entitlement to indemnification hereunder, the person, persons or entity making such determination shall presume that the indemnitee is entitled to indemnification under this Article XIII, and [Registrant] shall have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption.

         "Section 3.(A) If a claim under Section 1 of this Article XIII is not paid in full by [Registrant] within 30 days after a written claim pursuant to
Section 2(A) of this Article XIII has been received by [Registrant], or if an advance is not made within 20 days after a request therefor pursuant to Section 1(B) of this Article XIII has been received by [Registrant], the indemnitee may at any time thereafter bring suit (or, at the indemnitee's option, an arbitration proceeding before a single arbitrator pursuant to the rules of the American Arbitration Association) against [Registrant] to recover the unpaid amount of the claim or the advance and, if successful in whole or in part, the indemnitee shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such suit or proceeding (other than a suit or proceeding brought to enforce a claim for expenses incurred in connection with any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to [Registrant]) that the indemnitee has not met the standards of conduct which make it permissible under the

General Corporation Law of the State of Delaware for [Registrant] to indemnify the indemnitee for the amount claimed or that such indemnification otherwise is not permitted under the General Corporation Law of the State of Delaware, but the burden of proving such defense shall be on [Registrant].

         (B) Neither the failure of [Registrant] (including its Board of Directors, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the indemnitee is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by [Registrant] (including its Board of Directors, Independent Counsel or stockholders) that the indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the indemnitee has not met the applicable standard of conduct.

         (C) If a determination shall have been made pursuant to Section 2(A) of this Article XIII that the indemnitee is entitled to indemnification, [Registrant] shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to paragraph (A) of this Section 3.

         (D) [Registrant] shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to paragraph (A) of this Section 3 that the procedures and presumptions of this Article XIII are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that [Registrant] is bound by all the provisions of this Article XIII.

         "Section 4. The right to indemnification and the payment of expenses incurred in connection with a proceeding in advance of its final disposition conferred in this Article XIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise.

         "Section 5. [Registrant] may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of [Registrant] or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not [Registrant] would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware. To the extent that [Registrant] maintains any policy or policies providing such insurance, each such director, officer or employee, and each such agent to which rights to indemnification have been granted as provided in Section 6 of this Article XIII, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such director, officer, employee or agent.

         "Section 6. [Registrant] may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by [Registrant] the expenses incurred in connection with any proceeding in advance of its final disposition, to any agent of [Registrant] to the fullest extent of the provisions of this Article XIII with respect to the indemnification and advancement of expenses of directors, officers and employees of [Registrant].

         "Section 7. If any provision or provisions of this Article XIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (A) the validity, legality and enforceability of the remaining provisions of this
Article XIII (including without limitation, each portion of any Section of this Article XIII containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (B) to the fullest extent possible, the provisions of this Article XIII (including, without limitation, each portion of any Section of this Article XIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

         "Section 8. For purposes of this Article XIII:

         (A) 'Disinterested Director' means a director of [Registrant] who is not and was not a party to the matter in respect of which indemnification is sought by the indemnitee.

         (B) 'Independent Counsel' means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (1) [Registrant] or the indemnitee in any matter material to either such party, or (2) any other party to the matter giving rise to a claim for indemnification. Notwithstanding the foregoing, the term 'Independent Counsel' shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either [Registrant] or the indemnitee in an action to determine the indemnitee's rights under this Article XIII.

         "Section 9. Any notice, request or other communication required or permitted to be given to [Registrant] under this Article XIII shall be in writing and either delivered in person or sent by telecopy, telex, telegram or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of [Registrant] and shall be effective only upon receipt by the Secretary."

         Registrant has procured insurance protecting it under its obligation to indemnify officers and directors against certain types of liabilities (including certain liabilities under the Securities Act of 1933) that may be incurred by them in the performance of their duties and affording protection to such officers and directors in certain areas to which the corporate indemnity does not extend, all within specified limits and subject to specified deductions.

         In addition, Registrant and certain other persons may be entitled under agreements entered into with agents or underwriters to indemnification by such agents or underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which Registrant or such persons may be required to make in respect thereof.



Item 8.           Exhibits

                  4a2    - Certificate of Incorporation of Registrant, as
                           amended (incorporated herein by reference to Exhibit 3b to the Current Report on Form 8-K of Registrant dated December 2, 1997).

                  4b2    - By-laws of Registrant, as amended (incorporated
                           herein by reference to Exhibit 3(ii)b to the Quarterly Report on Form 10-Q of Registrant dated August 12, 1997).

                  4c4    - Rights Agreement dated as of November 19, 1997
                           between Registrant and First Chicago Trust Company of New York (formerly named Morgan Shareholder Services Trust Company), as Rights Agent (incorporated herein by reference to Exhibit 4a to the Current Report on Form 8-K of Registrant dated December 2, 1997).

                  5b1    - Letter from Internal Revenue Service dated January
                           8, 1998 determining that the Plan is qualified under the Internal Revenue Code.

                  23a2   - Consent of Coopers & Lybrand L.L.P., independent
                           accountants.

                  23b2   - Consent of Chadbourne & Parke LLP, counsel to
                           Registrant.

                  24a2   - Power of Attorney authorizing certain persons to
                           sign this Post-Effective Amendment No. 1 to the Registration Statement and amendments hereto on behalf of certain directors and officers of Registrant.

                  99a2   - Defined Contribution Plan of Fortune Brands, Inc.
                           and Participating Operating Companies, effective as of January 1, 1996.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Old Greenwich, State of Connecticut, on this 28th day of April, 1998.

                                       FORTUNE BRANDS, INC.

                                     By       Thomas C. Hays
                                        (Thomas C. Hays, Chairman
                                of the Board and Chief Executive Officer)

         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on this 28th day of April, 1998.


          Signature                                   Title
          ---------                                   -----

        Thomas C. Hays                    Chairman of the Board and Chief
       (Thomas C. Hays)                    Executive Officer (principal
                                          executive officer) and Director

         John T. Ludes                     President and Chief Operating
        (John T. Ludes)                         Officer and Director

   Dudley L. Bauerlein, Jr.               Senior Vice President and Chief
  (Dudley L. Bauerlein, Jr.)                Financial Officer (principal
                                                financial officer)


       Craig P. Omtvedt                   Senior Vice President and Chief
      (Craig P. Omtvedt)                   Accounting Officer (principal
                                                accounting officer)

      Eugene R. Anderson*                            Director
     (Eugene R. Anderson)

      Patricia O. Ewers*                             Director
     (Patricia O. Ewers)

    John W. Johnstone, Jr.*                          Director
   (John W. Johnstone, Jr.)

          Signature                                   Title
          ---------                                   -----

      Wendell J. Kelley*                             Director
     (Wendell J. Kelley)

      Sidney Kirschner*                              Director
     (Sidney Kirschner)

      Gordon R. Lohman*                              Director
     (Gordon R. Lohman)

    Charles H. Pistor, Jr.*                          Director
   (Charles H. Pistor, Jr.)

       Anne M. Tatlock*                              Director
      (Anne M. Tatlock)

       John W. Thompson*                             Director
      (John W. Thompson)

        Peter M. Wilson*                             Director
       (Peter M. Wilson)

*By:          A. Robert Colby
    (A. Robert Colby, Attorney-in-Fact)

                  Pursuant to the requirements of the Securities Act of 1933, the Plan has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Old Greenwich, State of Connecticut, on this 28th day of April, 1998.


                                         DEFINED CONTRIBUTION PLAN OF
                                         FORTUNE BRANDS, INC. AND
                                         PARTICIPATING OPERATING COMPANIES

                                         By    Steven C. Mendenhall
                                           (Steven C. Mendenhall, Chairman,
                                              Corporate Employee Benefits
                                              Committee)

                                  EXHIBIT INDEX

Exhibit No.   Description of Exhibits                                      Page
-----------   -----------------------                                      ----
4a2           Certificate of Incorporation of Registrant, as amended
              (incorporated herein by reference to Exhibit 3b to the Current Report on Form 8-K of Registrant dated
              December 2, 1997).

4b2 By-laws of Registrant, as amended (incorporated herein by reference to Exhibit 3(ii)b to the Quarterly Report on Form 10-Q of Registrant dated August 12, 1997).

4c4 Rights Agreement dated as of November 19, 1997 between Registrant and First Chicago Trust Company of New York (formerly named Morgan Shareholder Services Trust
              Company), as Rights Agent (incorporated herein by reference to Exhibit 4a to the Current Report on Form 8-K of
              Registrant dated December 2, 1997).

5b1           Letter from Internal Revenue Service dated
              January 8, 1998 determining that the Plan is qualified under the Internal Revenue Code.

23a2 Consent of Coopers & Lybrand L.L.P., independent accountants.

23b2         Consent of Chadbourne & Parke LLP, counsel to Registrant.

24a2 Power of Attorney authorizing certain persons to sign this Post-Effective Amendment No. 1 to the Registration Statement and amendments hereto on behalf of certain directors and officers of Registrant.

99a2 Defined Contribution Plan of Fortune Brands, Inc. and Participating Operating Companies, effective as of January 1, 1996.